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                     [LETTERHEAD OF GOLDMAN, SACHS & CO.]

                                                                   EXHIBIT 99.4

PERSONAL AND CONFIDENTIAL

November 19, 1998

Board of Directors
Peoples Telephone Company, Inc.
2300 N.W. 89th Place
Miami, Florida 33172

  Re:
    Registration Statement of Davel Holdings, Inc. relating to shares of common stock, par value $0.01 per share of Davel Holdings, Inc. being registered in connection with the transactions contemplated by the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of July 5, 1998, and amended and restated as of October 22, 1998, by and among Davel Holdings, Inc., Davel Communications Group, Inc., D Subsidiary, Inc., Miami Merger Corp. and Peoples Telephone Company, Inc.

Gentlemen:

  Reference is made to our opinion letter dated July 5, 1998 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Peoples Telephone Company, Inc. ("Peoples") of the exchange ratio of 0.235 shares of Common Stock, par value $0.01 per share (the "Davel Shares"), of Davel Communications Group, Inc. ("Davel"), to be received for each Share by such holders pursuant to the Agreement and Plan of Merger, dated as of July 5, 1998, by and among Davel Holdings, Inc. ("Holdings"), Davel and Peoples. We understand that pursuant to the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of July 5, 1998, and amended and restated as of October 22, 1998, by and among Holdings, Davel, D Subsidiary, Inc., Miami Merger Corp. and Peoples, shares of Common Stock, par value $0.01 per share, of Holdings will be received by holders of Shares in lieu of Davel Shares.

  The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Peoples in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Peoples has determined to include our opinion in the above-referenced Registration Statement.

  In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY--Board Recommendations to Shareholders-- Peoples," "PROPOSAL NO. 1: THE TRANSACTION--Recommendation of the Peoples Board of Directors--Reasons of Peoples for the Transaction" and "--Fairness Opinion of Peoples Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.
                                          Goldman, Sachs & Co.